UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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SM&A
(Name of Registrant as Specified In Its Charter)

Steven S. Myers Albert S. Nagy Kenneth W. Colbaugh Redge E. Bendheim
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 8, 2008 Steven S. Myers issued the following press release:

FOR IMMEDIATE RELEASE

Collusion by SM&A and City National Bank to Manipulate SM&A Board Proxy Contest, Asserted by Company’s Largest Shareholder and Founder

—Sudden Change of SM&A Credit Agreement with City National Bank Is an Attempt to Manipulate Shareholders and Consistent with Present Board’s Failure of Sound Corporate Governance—

Newport Beach, CA, May 8, 2008—Steven S. Myers, the largest shareholder, founder and former CEO of SM&A (Nasdaq: WINS) asserted today that SM&A and City National Bank have colluded to include in SM&A’s credit facility an illegitimate default provision designed solely to skew the upcoming election and intimidate SM&A’s shareholders into voting for the incumbent board.

SM&A announced on May 6 that it had entered into a new credit agreement with City National.  While this agreement was the sixth agreement in a series of revolving credit agreements with the bank, it inexplicably included a new default provision which will be triggered if a mere minority of the board changes in a contested election.  According to a letter delivered today by Mr. Myers’s attorneys to the Chairman and CEO of City National Corporation, a copy of which is reprinted below, this novel clause serves absolutely no legitimate business purpose.  As the Board is fully aware, as of the end of each of the last five years, there were no outstanding borrowings under the revolving credit facility with City National.

Mr. Myers stated, “I am not surprised that the incumbent Board of Directors, now desperate about the proxy contest, would so blatantly breach its fiduciary duties and resort to such conduct. Unfortunately, this Board’s common practice is to turn a blind eye to sound corporate governance—the effect of which has been the debilitating destruction of shareholder value.

“I am shocked, however, that City National Bank would participate in SM&A’s conduct.  In view of its role, I am calling on the Board to immediately join in my demand that City National Bank permanently waive the new default provision and issue appropriate press releases informing SM&A shareholders of this waiver and expressing regret for its previous actions.

“It is the shareholders at SM&A who have the ultimate ability to determine the future of their investment in this company.  We urge you to vote FOR our director nominees — Ken Colbaugh, Al Nagy, Redge Bendheim and myself — by voting the GOLD proxy card.”

The full text of the letter to City National Corporation is as follows:

[K&E letterhead]

May 8, 2008

VIA EMAIL, FEDERAL EXPRESS
OVERNIGHT AND REGULAR U.S. MAIL

Russell Goldsmith

Chairman and Chief Executive Officer

City National Corporation

City National Center

400 North Roxbury Drive

Beverly Hills, CA 90210

Re:          May 1, 2008 Credit Agreement between SM&A and City National Bank

Dear Mr. Goldsmith,

                This Firm represents Steven S. Myers, the largest shareholder of SM&A and its founder, retired chairman and chief executive officer.  As you may know, Mr. Myers has launched a proxy contest against SM&A in which he has nominated himself and three other independent nominees to the SM&A Board of Directors.   The election will take place at SM&A’s Annual Meeting of Shareholders scheduled for May 23, 2008 (the “Annual Meeting”).  I am writing because we have reason to believe that City National Bank may have conspired with SM&A in an unlawful scheme designed to intimidate SM&A’s shareholders and skew the upcoming election.

                As I will outline in this letter, it is apparent that SM&A and City National Bank have colluded and conspired to include in their contract an illegitimate default provision designed solely to intimidate SM&A’s shareholders into voting for the incumbent board.  The fact that Cathy L. McCarthy, who is the President and CEO of SM&A and a member of the incumbent Board, also happens to be a member of the Orange County Advisory Board of City National Bank, only confirms the fact that City National Bank and SM&A are actively conspiring to skew the upcoming election for the SM&A Board of Directors.  Such a blatant act to mislead SM&A shareholders in light of an ongoing proxy contest impinges upon the shareholder franchise and interferes with the effectiveness of a shareholder vote.  The involvement by City National Bank in such a scheme calls into question the bank’s integrity and ethics.

                Beginning in 2003, SM&A executed a series of revolving credit agreements with City National Bank.  The agreements provided for a credit facility in the principal amount of $10 million, renewable on April 30 of each year.  For the years 2003, 2004, 2005, 2006 and 2007, the terms of each of these credit agreements, including the “Events of Default,” were essentially the same.  Critically, none of the “Events of Default” specified in the 2003, 2004, 2005, 2006 or 2007 credit agreements had anything to do with the composition of SM&A’s Board of Directors.

                Consistent with SM&A’s and City National Bank’s practice over the last five years, the 2007 revolving credit agreement expired on May 1, 2008 and the parties renewed it on the same day.  In this instance, however, SM&A and City National Bank made one significant change to the terms of the credit agreement.  Specifically, the May 1, 2008 Credit Agreement, which, as all involved were aware, was executed in the midst of the proxy contest concerning the election of the SM&A Board of Directors, contains the following provision that makes a change in SM&A’s Board composition an “Event of Default” under the Credit Agreement:

8.1.10: [An Event of Default occurs if] [t]he individuals who, as of the date of the agreement, constitute the [SM&A’s] Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least 75% of the Board of Directors; provided, however, that any individual who becomes a director subsequent to the date of this agreement whose election, or nomination for election by the [SM&A’s] shareholders, was approved by a vote of at least a majority of the directors then compromising the Incumbent Board shall be considered as though such individual  were a member of the Incumbent Board. (emphasis added)

I have enclosed a copy of the May 1, 2008 Credit Agreement for your convenience.  Needless to say, this is the first time any agreement between SM&A and City National Bank contained a provision that even mentioned composition of SM&A’s Board of Directors, let alone made a change in Board composition an “Event of Default.”

                There is absolutely no legitimate business purpose for the new “Event of Default” that was grafted onto SM&A’s most recent credit facility.  To the contrary, the timing and content of Section 8.1.10 of the credit facility make clear that this novel provision was inserted for the sole purpose of attempting to intimidate SM&A’s shareholders into voting for the incumbent Board.  We are not surprised that the incumbent Board of Directors would so blatantly breach its fiduciary duties and resort to such unlawful conduct.  (Indeed, that is precisely why Mr. Myers launched his proxy contest in the first instance.)  We are shocked, however, that City National Bank would aid and abet SM&A’s unlawful conduct.

                Section 8.1.10 is unlike any “Event of Default” we have ever seen or heard of in a credit facility.  We are aware of certain credit facilities in which an event of default is triggered if a majority of the directors are no longer “continuing directors.”  But here, SM&A and City National Bank took the remarkable step of lowering the threshold for continuing directors to 25%, such that the election of a minority slate to the Board in a contested election would constitute an event of default.  This was no coincidence.  In the upcoming election for the SM&A Board of Directors, Mr. Myers and his nominees seek four of the nine SM&A Board seats — less than a majority, but more than 25%.

                To ensure that the SM&A shareholders learned of Section 8.1.10, on May 6, 2008 — less than three weeks before the shareholder vote — SM&A filed a current report on Form 8-K with the Securities and Exchange Commission that highlighted this newly-crafted default provision.  While the new Credit Agreement is approximately 20 pages long, the 8-K goes out of its way to focus on the default provision:  “One event of default is [sic] three or more of the incumbent Board of Directors cease to be members of the Board of Directors.”

                We demand that City National Bank take immediate action to remedy its unlawful conduct.  In particular, City National Bank must permanently waive the default provision in the May 1, 2008 Credit Agreement concerning a 25% change in board composition.  Mr. Myers is calling the Board of Directors of SM&A to join him in his effort to have this provision waived permanently.  In addition, City National Bank must issue appropriate press releases informing SM&A shareholders of this waiver and expressing regret for its previous actions.  If City National Bank fails to take these actions by the close of business on Monday, May 12, 2008, it will expose itself to substantial legal liability, including the prospects of class-action lawsuits that will seek punitive damages.

Sincerely,

/s/ Eric F. Leon
Eric F. Leon

cc:	General Counsel
City National Bank

Steven S. Myers

Stephen Fraidin
Joel A. Blanchet
Kirkland & Ellis LLP

Every Vote Counts — Vote the GOLD PROXY CARD TODAY!

Proxy Material from Steven S. Myers has already been distributed to all shareholders including a GOLD PROXY CARD.  Mr. Myers urges all shareholders to vote only the GOLD PROXY CARD.  If you have any questions, or need assistance with voting, please contact:

Georgeson Inc.

Toll Free (800) 561-3837

SM&A, based in Newport Beach, Calif., provides competition management and program support services to major industrial customers in the Aerospace & Defense, Information Technology, Telecommunications, and other industries.

Media Contact:	Robert Siegfried
Kekst and Company
212-521-4800

THIS PRESS RELEASE IS FOR GENERAL INFORMATIONAL PURPOSES ONLY.  IT DOES NOT PERTAIN TO THE SPECIFIC INVESTMENT OBJECTIVE, FINANCIAL SITUATION, SUITABILITY, OR THE PARTICULAR NEEDS OF ANY SPECIFIC PERSON WHO MAY RECEIVE THIS PRESS RELEASE, AND SHOULD NOT BE TAKEN AS ADVICE ON THE MERITS OF ANY INVESTMENT DECISION.  THE VIEWS EXPRESSED HEREIN REPRESENT THE OPINIONS OF STEVEN S. MYERS, AND ARE BASED ON PUBLICLY AVAILABLE INFORMATION WITH RESPECT TO SM&A (THE “ISSUER”).

EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS ADDRESSED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE CERTAIN RISKS AND UNCERTAINTIES.  YOU SHOULD BE AWARE THAT ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS.  MR. MYERS ASSUMES NO OBLIGATION TO UPDATE THE FORWARD-LOOKING INFORMATION.

MR. MYERS RESERVES THE RIGHT TO CHANGE ANY OF HIS OPINIONS EXPRESSED HEREIN AT ANY TIME AS HE DEEMS APPROPRIATE.  MR. MYERS DISCLAIMS ANY OBLIGATION TO UPDATE THE INFORMATION CONTAINED HEREIN.

MR. MYERS HAS NOT SOUGHT OR OBTAINED CONSENT FROM ANY THIRD PARTY TO USE ANY STATEMENT OR INFORMATION INDICATED IN THIS PRESS RELEASE OR THE PRESENTATION REFERRED TO HEREIN AS HAVING BEEN OBTAINED OR DERIVED FROM STATEMENTS MADE OR PUBLISHED BY THIRD PARTIES.  ANY SUCH STATEMENT OR INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN.  NO WARRANTY IS MADE THAT DATA OR INFORMATION, WHETHER DERIVED OR OBTAINED FROM FILINGS MADE WITH THE SEC OR FROM ANY THIRD PARTY, IS ACCURATE.

EACH OF MR. MYERS, KENNETH W. COLBAUGH, ALBERT S. NAGY AND REDGE E. BENDHEIM (COLLECTIVELY, THE “PARTICIPANTS”) IS DEEMED A PARTICIPANT IN THE SOLICITATION OF PROXIES DESCRIBED IN THIS PRESS RELEASE.  INFORMATION REGARDING THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY OWNERSHIP OR OTHERWISE, IS AVAILABLE IN THE DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A FILED

BY MR. MYERS WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 18, 2008.

ALL STOCKHOLDERS OF THE ISSUER ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY MR. MYERS FOR USE AT THE 2008 ANNUAL MEETING OF STOCKHOLDERS OF THE ISSUER BECAUSE THEY DO AND WILL CONTAIN IMPORTANT INFORMATION.  THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY HAVE BEEN MAILED TO STOCKHOLDERS OF THE ISSUER.  STOCKHOLDERS OF THE ISSUER MAY OBTAIN COPIES OF THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, MR. MYERS WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

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